UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MEDIACOM COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Copies of all communications to:
Robert L. Winikoff, Esq.
Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 768-6700

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

MEDIACOM COMMUNICATIONS CORPORATION
100 Crystal Run Road
Middletown, New York 10941

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Mediacom Communications Corporation:
          The 2009 Annual Meeting of Stockholders of Mediacom Communications Corporation will be held at Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, at 2:00 p.m., local time, on Tuesday, June 16, 2009, for the following purposes:
1.	To elect six directors to serve for a term of one year;

2.	To amend our Non-Employee Directors Equity Incentive Plan to increase the number of shares of our Class A common stock reserved for issuance from 500,000 to 1,250,000;

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
          The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on April 21, 2009. The accompanying proxy statement contains additional information regarding the matters to be acted on at the Annual Meeting.

By Order of the Board of Directors,

Joseph E. Young
Secretary

Middletown, New York
May 7, 2009

All stockholders are urged to attend the Annual Meeting in person. However, to ensure that your vote is counted at the Annual Meeting, please vote as promptly as possible. You have three options for submitting your vote before the Annual Meeting: the Internet, by telephone, or by mailing your proxy or voting instruction card.

MEDIACOM COMMUNICATIONS CORPORATION
100 Crystal Run Road
Middletown, New York 10941

PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On
June 16, 2009

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
          This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Mediacom Communications Corporation for the 2009 Annual Meeting of Stockholders to be held at Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, at 2:00 p.m., local time, on Tuesday, June 16, 2009. We invite you to attend in person.
Distribution and Electronic Availability of Proxy Materials
          In accordance with the SEC’s proxy delivery rules, we intend to commence distribution on or about May 7, 2009 of the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) indicating that our Notice of the 2009 Annual Meeting of Stockholders, our Proxy Statement and our 2008 Annual Report to Stockholders will be made available at www.proxyvote.com. This website will also provide stockholders with instructions on how to vote their shares. The Notice of Internet Availability also indicates how you may request printed copies of our proxy materials, including a proxy card or voting instruction card. We believe that this new process will reduce the environmental impact and lower our costs of printing and distributing our proxy materials.
Voting Information
          Record date
          The record date for the Annual Meeting is April 21, 2009. You may vote all shares of our common stock that you owned as of the close of business on that date. On April 21, 2009, there were 40,408,597 shares of Class A common stock and 27,001,944 shares of Class B common stock outstanding. Each share of Class A common stock is entitled to one vote on each matter to be voted on at the Annual Meeting and each share of Class B common stock is entitled to ten votes.
          How to vote
          There are four different ways you may cast your vote this year. You may vote by:
(1)	the Internet, at the address provided on the Notice of Internet Availability, or on each proxy card or vote instruction card;

(2)	telephone, using the toll-free number listed on each proxy card (if you are a stockholder of record) or vote instruction card (if your shares are held by a bank, broker or other nominee);

(3)	marking, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided. If you return your signed proxy card or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR proposals 1 through 3; or

(4)	attending the meeting (if your shares are registered directly in your name on our books and not held through a broker, bank or other nominee).
          If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the Notice of Internet Availability or on the proxy card.
          If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.
          Revoking your proxy
          You can revoke your proxy at any time before your shares are voted at the meeting by (i) sending a written notice to Joseph E. Young, Secretary, Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941, (ii) submitting by mail, telephone or the Internet another proxy dated as of a later date, or (iii) voting in person at the Annual Meeting. Merely attending the Annual Meeting will not revoke your proxy. Voting in person at the Annual Meeting will replace any previous votes submitted by proxy.
          Voting Instructions
          If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the Annual Meeting.
          Withholding your vote, voting to “abstain” and “broker nonvotes”
          In the election of directors, you can withhold your vote for any of the nominees. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. With regard to the other proposals, you can vote to “abstain.” If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal. “Broker nonvotes” are proxies received from brokers who, in the absence of specific voting instructions from beneficial owners of shares held in brokerage name, have declined to vote such shares in those instances where discretionary voting by brokers is permitted. Broker nonvotes will not be counted for purposes of determining whether a proposal has been approved.
          Votes required to hold the Annual Meeting
          We need a majority of the voting power of our Class A common stock and Class B common stock outstanding on April 21, 2009 present, in person or by proxy, to hold the Annual Meeting.
          Votes required to elect directors and to adopt other proposals
          Directors will be elected by a plurality of votes cast at the Annual Meeting. The affirmative vote of a majority of the voting power of our Class A common stock and Class B common stock, voting together as one class, that are present in person or by proxy at the Annual Meeting is required to (i) amend our Non-Employee Directors Equity Incentive Plan, and (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2009.

          As of the record date, Rocco B. Commisso beneficially owned approximately 87.6% of the voting power of our Class A common stock and Class B common stock, voting together as one class. See “Security Ownership of Management and Directors” Accordingly, the affirmative vote of Mr. Commisso alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the Annual Meeting. We have been advised by Mr. Commisso that he intends to vote “FOR” all of the proposals set forth in the notice attached to this proxy statement.
          Other matters to be decided at the Annual Meeting
          If any matters were to properly come before the Annual Meeting that are not specifically set forth on your proxy and in this proxy statement, the persons appointed to vote the proxies would vote on such matters in accordance with their best judgment.
          Postponement or adjournment of the Annual Meeting
          If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and might be voted at the postponed or adjourned meeting. You would still be able to revoke your proxy until it was voted.
Cost of Proxy Solicitation
          We will pay the expenses of the preparation of our proxy materials and the solicitation by the Board of Directors of your proxy. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit your proxy by telephone or other means.

Proposal 1 — Election of Directors
          Six directors will be elected at the Annual Meeting. Each director will serve until the next annual meeting of stockholders and until their successors have been elected and qualified. At the meeting, the persons named in the proxy will vote the shares covered thereby for the election of the nominees named below to our Board of Directors unless instructed to the contrary.
          Each nominee is currently a director of our company. Rocco B. Commisso and Mark E. Stephan have been our directors since we were formed in November 1999. Thomas V. Reifenheiser, Natale S. Ricciardi and Robert L. Winikoff have been our directors since the completion of our initial public offering in February 2000. Scott W. Seaton, who has been a director since April 22, 2009, was identified as a candidate for the Board by Rocco B. Commisso, our Chairman and Chief Executive Officer.

Name of Nominee	Age	Principal Occupation and Business Experience

Rocco B. Commisso	59	Mr. Commisso has 30 years of experience with the cable television industry and has served as our Chairman and Chief Executive Officer since founding our predecessor company in July 1995. From 1986 to 1995, he served as Executive Vice President, Chief Financial Officer and a director of Cablevision Industries Corporation. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada’s affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he managed the bank’s lending activities to communications firms including the cable industry. He serves on the board of directors and executive committees of the National Cable Television Association and Cable Television Laboratories, Inc., and on the board of directors of C-SPAN and the National Italian American Foundation. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from Columbia University.

Thomas V. Reifenheiser	73	Mr. Reifenheiser retired as a Managing Director of JP Morgan Chase, overseeing the Global Media and Telecommunications Division, in September 2000 after 38 years with JP Morgan Chase and its predecessors. Mr. Reifenheiser is a member of the board of directors of Cablevision Systems Corporation, Lamar Advertising Company and Citadel Broadcasting Corporation.

Natale S. Ricciardi	60	Mr. Ricciardi has held various management positions with Pfizer Inc. for the past 37 years. Mr. Ricciardi joined Pfizer in 1972 and currently serves as Senior Vice President, Pfizer Inc. and President/Team Leader, Pfizer Global Manufacturing, with responsibility for all of Pfizer’s manufacturing and supply activities. He is a member of the Pfizer Executive Leadership Team.

Scott W. Seaton	49	Mr. Seaton has been a Partner of Londonderry Capital LLC, a financial advisory firm focused on media and telecommunications companies, since April 2009. From 2002 to April 2009, he was a Managing Director in the Technology, Media and Telecommunications investment banking group of Bank of America. Prior to that time, Mr. Seaton was a Managing Director in the investment banking department of Credit Suisse First Boston from 1996.

Name of Nominee	Age	Principal Occupation and Business Experience

Mark E. Stephan	52	Mr. Stephan has 22 years of experience with the cable television industry and has served as our Executive Vice President and Chief Financial Officer since July 2005. Prior to that time, he was Executive Vice President, Chief Financial Officer and Treasurer since November 2003, and our Senior Vice President, Chief Financial Officer and Treasurer since the commencement of our operations in March 1996. Before joining us, Mr. Stephan served as Vice President, Finance, for Cablevision Industries from July 1993. Prior to that time, he served as Manager of the telecommunications and media lending group of Royal Bank of Canada.

Robert L. Winikoff	62	Mr. Winikoff has been a partner of the law firm of Sonnenschein Nath & Rosenthal LLP since August 2000. Prior to that time, he was a partner of the law firm of Cooperman Levitt Winikoff Lester & Newman, P.C. for 20 years. Sonnenschein Nath & Rosenthal LLP currently serves as our outside general counsel, and prior to such representation, Cooperman Levitt Winikoff Lester & Newman, P.C. served as our outside general counsel from 1995.
Committees of the Board of Directors
          Our Board of Directors has an Audit Committee and a Compensation Committee. We are a “Controlled Company” (as defined in Rule 4350(c)(5) of The Nasdaq Stock Market) because Rocco B. Commisso holds approximately 87.6% of our voting power. As a “Controlled Company,” we are exempt from having an independent board of directors, an independent compensation committee and an independent nominating committee. Although we have an independent board of directors and an independent compensation committee, our Board has determined not to establish a nominating committee; nominees for election as directors are selected by our Board of Directors.
          Our Audit Committee consists of three directors, Thomas V. Reifenheiser (Chairman), Natale S. Ricciardi and Scott W. Seaton. Our Board of Directors has determined that each member of our Audit Committee meets the Nasdaq Marketplace Rule definition of “independent” for audit committee purposes. Our Board of Directors has also determined that Thomas V. Reifenheiser meets the SEC definition of an “audit committee financial expert.” Information regarding our Audit Committee and its functions and responsibilities is included in this proxy statement under the caption “Report of the Audit Committee” below.
          Our Compensation Committee consists of two directors, Natale S. Ricciardi (Chairman), and Thomas V. Reifenheiser. Our Board of Directors has determined that each member of our Compensation Committee meets the Nasdaq Marketplace Rule definition of “independent director” for compensation committee purposes. Each member of our Compensation Committee is an “outside director” under Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934. Our Compensation Committee is responsible for approving the compensation for our chief executive officer and, based on recommendations made by our chief executive officer, approving the compensation of other executive officers. Our Compensation Committee also administers our 2003 Incentive Plan and 2001 Employee Stock Purchase Plan. Our Compensation Committee does not have a charter.
          Each committee has the power to engage independent legal, financial or other advisors, as it may deem necessary, without consulting or obtaining the approval of our Board of Directors or any of our officers.
Meetings of the Board of Directors and Committees
          During 2008, there were nine meetings of our Board of Directors, six meetings of our Audit Committee and six meetings of our Compensation Committee. Each of our directors attended at least 75% of the meetings of the Board and the committees of the Board on which each director served during 2008.

Director Independence
          Our Board of Directors has determined that each of our non-employee directors (Messrs. Reifenheiser, Ricciardi, Seaton, and Winikoff), who collectively constitute a majority of our Board, meets the general independence criteria set forth in the Nasdaq Marketplace rules. In addition, as further required by the Nasdaq rules, our Board has made a subjective determination as to each of the foregoing individuals that no relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Director Nominations and Qualifications
          As noted above, our Board of Directors has no nominating committee. Our Board has determined that given its relatively small size, the function of a nominating committee could be performed by our Board as a whole without unduly burdening the duties and responsibilities of our Board members. Our Board does not currently have a charter or written policy with regard to the nominating process. The nominations of the directors standing for election at the 2009 Annual Meeting were unanimously approved by our Board of Directors.
          At this time, we do not have a formal policy with regard to the consideration of any director nominees recommended by our stockholders because historically we have not received nominations from our stockholders and the costs of establishing and maintaining procedures for the consideration of stockholder nominations would be unduly burdensome. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Any stockholder nominations proposed for consideration should include the nominee’s name and qualifications for Board membership and should be addressed to: Mark E. Stephan, Executive Vice President and Chief Financial Officer, Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, NY 10941. We do not intend to treat stockholder recommendations in any manner different from other recommendations.
          Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, our Board of Directors considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting us, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.
Executive Sessions of Independent Directors
          The independent members of our Board of Directors meet in executive session, without any employee directors or other members of management in attendance, each time the full Board convenes for a regularly scheduled meeting, and if the Board convenes a special meeting, the independent directors may meet in executive session if the circumstances warrant.
Code of Ethics
          Our Audit Committee has adopted a Code of Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer. We have made the Code of Ethics available on our website at www.mediacomcc.com under the heading “Governance-Corporate Governance Documents” found under “About Us — Investor Relations.”
Stockholder Communication with Board Members
          We maintain corporate contact information, both telephone and electronic mail, for use by stockholders on our website (www.mediacomcc.com) under the heading “About Us — Investor Relations.” By following the “Investor Relations” link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for our Board will be forwarded to our Board or specific members of our Board as directed in the stockholder communication. In addition, communications received via telephone for our Board are forwarded to our Board by one of our officers.
Board Member Attendance at Annual Meetings
          Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. All of our directors attended our 2008 annual meeting of stockholders.
The Board of Directors recommends a vote FOR the election of each of the director nominees named herein.

Proposal 2	—	Amend Our Non-Employee Directors Equity Incentive Plan to Increase the Number of Shares of Our Class A Common Stock Reserved for Issuance from 500,000 to 1,250,000
          Our Non-Employee Directors Equity Incentive Plan was amended by our Board of Directors on April 21, 2009 to increase the number of shares of Class A common stock authorized under the plan from 500,000 to 1,250,000, subject to the approval of our stockholders. We believe that we have been successful in the past in attracting and retaining qualified directors in part because of our ability to offer such persons options to purchase Class A common stock and other equity awards and the increase is necessary for us to continue to attract and retain qualified directors.
          For a description of the Non-Employee Directors Equity Incentive Plan and the securities that may be granted thereunder, including the tax status of awards thereunder, see the section of this proxy statement entitled “Executive Compensation - Non-Employee Directors Equity Incentive Plan.”
          At April 22, 2009, there were four non-employee directors participating or eligible to participate in our Non-Employee Directors Equity Incentive Plan. Information regarding equity granted to these directors (Thomas V. Reifenheiser, Natale S. Ricciardi, Scott W. Seaton, and Robert L. Winikoff) is set forth under the heading “Director Compensation.”
          Assuming approval of this proposed amendment to our Non-Employee Directors Equity Incentive Plan and after giving effect thereto, as of April 22, 2009, approximately 775,000 shares would be available for future grants under our Non-Employee Directors Equity Incentive Plan. No determinations have been made regarding the non-employee directors to whom grants will be made in the future under this plan or the terms of such grants.
          The affirmative vote of the holders of a majority of the shares of our common stock present, in person or by proxy, and voting on this matter at the Annual Meeting is required for approval of this amendment to the Non-Employee Directors Equity Incentive Plan.
Our Board of Directors unanimously recommends a vote FOR approval of the amendment to the Non-Employee Directors Equity Incentive Plan.

Proposal 3 — Ratify Appointment of Our Independent Auditors
          The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent auditors for the 2009 fiscal year. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Board of Directors considers it desirable for stockholders to pass upon such appointment.
          A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP is expected to attend the meeting and will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Fees
          Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories are as follows:

	2008	2007
Audit Fees	$1,300,000	$1,300,000
Audit-Related Fees	43,000	85,000
Tax Fees	13,000	—
All Other Fees	—	—

	$1,356,000	$1,385,000

          Audit fees are principally for annual audit of our consolidated financial statements, quarterly reviews of interim financial statements in our Form 10-Q reports and Sarbanes-Oxley Section 404 work. Audit-related fees are principally for the audit of our 401(k) plan and due diligence activities and tax fees are principally for tax services.
          The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by our independent auditor. The policy provides for preapproval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it.
The Board of Directors recommends a vote FOR the ratification of the appointment of Pricewaterhouse-Coopers LLP.

Report of the Audit Committee
          The functions of our Audit Committee (the “Committee”) are focused on three areas:
•	the adequacy of the internal controls and financial reporting process of Mediacom Communications Corporation (the “Company”) and the reliability of its consolidated financial statements;

•	the appointment, compensation, retention and oversight of the Company’s independent auditors; and

•	the Company’s compliance with legal and regulatory requirements.
          We operate under a written charter which has been approved by the Board of Directors. The Company has made the Audit Committee charter available on its website at www.mediacomcc.com under the heading “Governance — Corporate Governance Documents” found under “About Us — Investor Relations.”
          We meet with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of the Company’s financial reporting. We discuss these matters with the Company’s independent auditors and with appropriate financial personnel. We regularly (including during the course of each meeting of the Committee) meet privately with both the independent auditors and the Company’s financial personnel, each of whom has unrestricted access to us. We also appoint the independent auditors and review their performance and independence from management. In addition, we review the Company’s financing plans.
          Management is responsible for the financial reporting process, including the system of internal control, and the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent accountants are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. The Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent accountants.
          In this context, we held six meetings during 2008. The meetings were designed, among other things, to facilitate and encourage communication among us, management, the internal accountants and the Company’s independent accountants for fiscal year 2008, PricewaterhouseCoopers LLP. We discussed with the independent accountants the overall scope and plans for their audit. We also met with the independent accountants, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. We reviewed and discussed with the independent accountants the Company’s compliance in establishing and maintaining an adequate internal control structure and procedures for financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
          We reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and PricewaterhouseCoopers LLP.
          We also discussed with the independent accountants matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
          We have received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Committee concerning independence, and we discussed with the independent accountants their independence from the Company. When considering PricewaterhouseCoopers LLP’s independence, the Committee considered whether their provision of services to us beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services.

          Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Committee charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in the Company’s annual report on Form 10-K for filing with the Securities and Exchange Commission.

April 21, 2009	Members of the Audit Committee Thomas V. Reifenheiser (Chairman) Natale S. Ricciardi

Security Ownership of Management and Directors
          The following table sets forth certain information regarding the ownership of our common stock as of April 22, 2009 by:
•	each director;

•	each named executive officer in the summary compensation table in this proxy statement; and

•	all directors and executive officers as a group.
          The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days of April 22, 2009. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
          Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Holders of Class A common stock are entitled to one vote per share, while holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock will vote together as a single class on all matters presented for a vote, except as otherwise required by law. Percentage of beneficial ownership of Class A common stock is based on 40,408,597 shares of Class A common stock outstanding and percentage of beneficial ownership of Class B common stock is based on 27,001,944 shares of Class B common stock outstanding. Unless otherwise indicated, the address of each beneficial owner of more than 5% of Class A or Class B common stock is Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, New York 10941. Except as noted, no shares of common stock held by our directors or executive officers have been pledged.

	Class A Common Stock					Class B Common Stock
					Percent				Percent	Percent of
Name of					of				of	Vote as a
Beneficial Owner	Stock		Options(3)		Class	Stock		Options	Class	Single Class
Directors
Rocco B. Commisso(1)	114,504	(2)	819,149	(4)	2.3%	27,001,944	(5)	1,398,892	100.0%	87.6%
Mark E. Stephan	100,194		172,236		*	212,222	(6)	—	*	*
Thomas V. Reifenheiser	28,750		75,500		*	—		—	—	*
Natale S. Ricciardi	28,750		75,500		*	—		—	—	*
Scott W. Seaton	68,344		—		*	—		—	—	*
Robert L. Winikoff	44,950		85,500		*	—		—	—	*

Named Executive Officers(7)
John G. Pascarelli	103,862		201,345		*	—		—	—	*
Italia Commisso Weinand	226,279		140,140		*	—		—	—	*
Joseph E. Young	75,513		144,750		*	—		—	—	*
All Executive Officers and Directors as a Group (12 persons)	1,001,787		2,066,437		7.1%	27,001,944		1,398,892	100.0%	87.7%

*	Represents beneficial ownership of less than 1%.

(1)	Pursuant to a Significant Stockholder Agreement, dated September 7, 2008, Mr. Commisso has agreed not to consummate prior to September 7, 2010, an extraordinary transaction involving our company without the recommendation of a majority of either (i) the disinterested directors that are members of our Board of Directors or (ii) the members of a special committee of our Board consisting of disinterested directors. An extraordinary transaction means any transaction in which Mr. Commisso (in his capacity as a stockholder), directly or indirectly, seeks to effect (A) any acquisition of material assets of our company, (B) any buyout transaction, or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to our company.

(2)	Includes 1,849 shares held by Mr. Commisso’s wife. Mr. Commisso disclaims beneficial ownership of these shares.

(3)	Represent options that are currently exercisable or will be exercisable within 60 days of April 22, 2009.

(4)	Includes 52,000 shares issuable upon exercise of options held by Mr. Commisso’s wife. Mr. Commisso disclaims beneficial ownership of these shares.

(5)	Includes 212,222 shares owned of record by another stockholder, for which Mr. Commisso holds an irrevocable proxy, representing all remaining shares of Class B common stock outstanding. Includes 3,000,000 shares held by Mr. Commisso that have been pledged.

(6)	Such beneficial owner has granted Mr. Commisso an irrevocable proxy with respect to such shares.

(7)	Excluding Rocco B. Commisso, our Chairman and Chief Executive Officer, and Mark E. Stephan, our Executive Vice President and Chief Financial Officer, who are named above.

Securities Owned by Certain Beneficial Owners
          The following table reports beneficial ownership of our common stock of the only persons known by us to beneficially own more than 5% of our common stock (other than Rocco B. Commisso) based on statements on Schedule 13G filed by these holders with the Securities and Exchange Commission.

	Number of
	Shares of Class A		Percent of Vote As
Name of Beneficial Owner	Common Stock	Percent of Class	a Single Class
Neuberger Berman Inc.(1)	6,495,310	16.1%	2.1%
Columbia Wanger Asset Management, L.P. (2)	4,725,000	11.7%	1.5%

(1)	Based on information contained in a Schedule 13G filed jointly by Neuberger Berman Inc. and Neuberger Berman, LLC on March 10, 2009, Neuberger Berman Inc. and Neuberger Berman, LLC have: (i) sole power to vote, or direct the vote of, 4,510,010 shares of our Class A common stock; and (ii) shared power to dispose of, or direct the disposition of, 6,495,310 shares of our Class A common stock. The address of Neuberger Berman, Inc. and Neuberger Berman, LLC is 605 Third Avenue, New York, New York 10158.

(2)	Based on information contained in a Schedule 13G filed by Columbia Wanger Asset Management, L.P. on March 9, 2009. Columbia Wanger Asset Management, L.P. has sole power to vote, or direct the vote of, and has sole power to dispose of, or direct the disposition of, 4,750,000 shares of our Class A common stock. The shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
Executive Compensation
Compensation Discussion and Analysis
          Throughout this proxy statement, our Chief Executive Officer (the “CEO”), as well as the other individuals included in the Summary Compensation Table on page 20, are referred to as the “named executive officers”.
     Overview of Our Compensation Program Philosophy and Process
          To maximize stockholders’ returns, we believe we have to attract, motivate, and retain highly-skilled and effective executives who can achieve long-term success in an increasingly competitive business environment. Our executive compensation program is based upon the following objectives:
•	drive executives toward accomplishment of our financial, operational and strategic goals;

•	align executive and stockholder interests through long-term equity plans;

•	allow us to attract and retain executives to effectively execute our strategy; and

•	provide a compensation package that recognizes individual contributions as well as our overall business results.
          The Compensation Committee (the “Committee”) of the Board of Directors has primary responsibility for overseeing the design, development and implementation of the compensation program for the CEO and the other named executive officers. Its members are “independent directors” (as defined under NASDAQ Stock Market rules), “outside directors” (as defined in Section 162(m) of the Internal Revenue Code) and “non-employee directors” (as defined in Rule 16b-3 under the Securities Exchange Act of 1934).
          Compensation decisions are usually made early in the fiscal year. The Committee evaluates our financial and operational performance for the prior fiscal year against pre-established goals and objectives and determines annual bonus and equity incentive awards of our named executive officers with respect to that performance. Also at these meetings, base salaries and target and maximum annual cash bonus and equity incentive awards, together with their corresponding financial and operational goals, are approved for the current fiscal year.

          Compensation for each of the named executive officers other than the CEO is approved by the Committee in consultation with the CEO and is based on the CEO’s recommendations. These named executives do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO. Along with the approval of compensation for the other named executive officers, the Committee evaluates the performance of the CEO and determines CEO compensation in light of the goals and objectives of our compensation program.
     Elements Used to Achieve Compensation Objectives
          Our executive compensation program is designed to provide a balanced mix of fixed and at-risk compensation that is weighted primarily towards variable components linked to the attainment of specific financial and operational goals. Our program also allows for periodic grants of long-term equity awards that vest only after several years of an executive’s service to promote their retention and their focus on our longer-term goals and objectives. To that end, the principal components of our named executive officers’ compensation are:
•	base salary;

•	annual cash bonus awards tied to specific performance goals;

•	annual equity incentive awards in the form of restricted stock units (RSUs) and stock options, also based on attainment of specific performance goals; and

•	long-term equity awards in the form of cliff-vested RSUs and stock options designed to strengthen retention and focus executives on our longer-term goals and objectives.
          In determining the appropriate balance between annual bonuses and equity incentive awards, the Committee considers our historical compensation structures and the competitive market conditions we face to recruit and retain senior management. The Committee also apportions more weight toward the performance-based components of annual bonus and equity incentive awards when it determines the CEO’s compensation.
     Link Compensation to Performance
          Our executive compensation program provides for annual cash bonus and equity incentive awards that are linked to performance. The objective is to compensate individuals annually based on the achievement of specific annual goals that the Committee believes contribute to the growth of long-term stockholder value. The Committee establishes target and maximum financial and operational goals that correspond to target and maximum incentive awards.
          In early 2008, the CEO made recommendations to the Committee that they use certain financial and operational measures to guide and determine compensation for the year. After discussions with the CEO, the Committee accepted most of the CEO’s recommendations, except for upward adjustments to the maximum performance goals affecting annual growth rates in adjusted operating income before depreciation and amortization and revenue generating units (as defined below).
          Cash bonus payments and equity awards under our 2008 incentive plan were principally tied to growth in: (i) our operating income before depreciation and amortization and non-cash compensation charges (“Adjusted OIBIDA”); (ii) our revenues; and (iii) our revenue generating units, or RGUs, which represent the sum of basic subscribers and digital, high-speed data and phone customers.
          The Committee has selected these key measures principally because it believes that investors use them to evaluate our financial performance. Among these measures, as noted below, the Committee placed greater importance on Adjusted OIBDA growth because it believes it is the most critical component in determining our performance and is the most common measure of performance employed in the cable and other capital-intensive industries. A non-GAAP financial measure, Adjusted OIBDA excludes the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our business and intangible assets recognized in acquisitions we have made. Our Board and the Committee use this measure in evaluating our overall financial performance, and management uses it to evaluate our financial performance across our markets and to allocate resources and capital. We believe that Adjusted OIBDA is also useful to investors because it provides them a measure that can be used to analyze value and compare companies in our industry, which may have different depreciation and amortization policies as well as different non-cash, share based compensation programs.
          For 2008, the Committee established the following target performance goals for the annual cash bonuses and equity incentive awards: (i) annual growth rates for revenues and Adjusted OIBDA, equal to the midpoint of our external guidance for the year, of 6.5%; (ii) annual RGU additions of 150,000; and (iii) other specified corporate and operational goals, mainly in the areas of product extensions, new product launches, network and other infrastructure enhancements, and customer service and cost control initiatives, that were reasonably achievable. Maximum performance goals for 2008 were set by the Committee for annual growth in revenues, Adjusted OIBDA and RGUs of 7.5%, 8.0% and 190,000, respectively. The Committee also determined that the weightings of the performance goals were as follows: 20% to revenue growth, 40% to Adjusted OIBDA growth, 25% to RGU growth, and 15% to other corporate and operational objectives.
          Before the award of any annual cash bonus and equity incentive, the Committee reviews the fiscal year operating and financial results and other performance data with the CEO and determines the extent to which these goals have been achieved. Consistent with our compensation objectives discussed above, in determining the actual amounts of the annual cash bonus and equity awards, the Committee reserves the flexibility to respond to, and adjust for, changes in the business and economic environment and individual accomplishments, performance and other circumstances.
          Our financial and operating performance in 2008 was strong despite worsening economic conditions later in the year. We exceeded the maximum performance goals in the three objective categories by generating record setting unit growth in RGUs of 222,000, an 8.4% increase in revenues and a 10.6% growth in Adjusted OIBDA, our highest rate of growth in six years. Our performance allowed us to revise our external financial guidance upward three times throughout the year. In addition, the Committee considered that we successfully maintained a high degree of financial flexibility, reflecting significant liquidity in the form of available revolving credit commitments, relatively low cost of debt and very manageable near term debt maturities. As a result, in its evaluation of our overall 2008 performance, the Committee determined that we met the maximum performance goals and, consequently, granted annual incentive compensation at, or near the maximum incentive level to the named executive officers, as noted in the commentary below.
     Annual Cash Compensation
          Base salary. Base salaries provide an underlying level of compensation security to executives and allow us to attract competent executive talent and maintain a stable management team. Base salaries reflect the executive’s position and role, with some variation for individual factors such as experience and performance. Decisions regarding salary increases primarily take into account the executive’s current and past salary, the executive’s performance, any increase in the executive’s duties and responsibilities and the levels of achievement of our overall performance goals. Base salaries are reviewed annually; however, the Committee uses its discretion in determining if an increase in base salary is warranted in light of all circumstances. Mr. Commisso’s salary was not increased in 2008. The other named executive officers’ base salaries were increased 4%-6% effective January 1, 2008, to the amounts shown in the Summary Compensation Table on page 20.
          In light of the severe economic downturn underway, the CEO recommended to the Committee that all base salaries in 2009 be frozen at prior year levels for senior executive officers, including the named executive officers. The Committee accepted and approved the CEO’s recommendation to freeze such base salaries. Thus, 2009 base salaries of our named executive officers remain at the level shown in the Summary Compensation Table on page 20.
          Cash Bonus. Our cash bonus plan provides a variable element to annual cash compensation that is tied to the achievement of specified financial and operating results. This plan puts a significant amount of annual cash compensation at risk and provides our executives with a bonus opportunity that recognizes their senior level responsibilities and duties, and the competitive environment in which we must recruit and retain our senior management.
          In determining Mr. Commisso’s annual bonus, the Committee takes into account his responsibilities as both our Chairman and CEO. For 2008, the Committee established target and maximum bonus awards for Mr. Commisso of 75% and 150%, respectively (expressed as a percentage of 2008 base salary). Based on its determination that the

CEO’s performance met the maximum incentive level, the Committee approved a bonus of $1,275,000, which represented 150% of Mr. Commisso’s 2008 base salary.
          For 2008, the Committee established target and maximum bonus awards for our other named executive officers of 30% and 45%, respectively (expressed as a percentage of 2008 base salary). Based on its determination that the other named officers’ performance met the maximum incentive level, the Committee approved for each of such named officers a dollar amount equal to a range of 47% to 49% of his or her respective 2008 base salary. These percentage levels awarded to the other named executives slightly exceeded the maximum bonus guidelines, but the Committee determined that this was warranted given our 2008 performance.
          The annual cash bonuses awarded to the named executive officers for 2008 (and paid in March 2009) are shown in the Summary Compensation Table on page 20, under the column heading “Non-Equity Incentive Plan Compensation.”
     Equity Incentive Compensation
          Stock options and RSUs. Our equity incentive compensation is designed to ensure that our named executive officers have a continuing stake in our long-term success and to align their interests with those of stockholders. By using a combination of stock options and RSUs that vest over time, or vest at the end of period, we believe we can effectively balance our multiple objectives of focusing the named executive officers on increasing stockholder value, rewarding their annual performance and retaining their services for the long term.
          RSUs in combination with stock options promote our goal of retention, as well as provide a direct alignment to our share price and our stockholders. Because each RSU is equal in value to a share of our Class A common stock, the units will have value as long as our stock has value, subject to the satisfaction of vesting requirements. In this regard, RSUs serve both to reward and retain our executives. In contrast, stock options act as a motivational tool because they only have intrinsic value to the extent the price of our stock on the date of exercise exceeds the exercise price on grant date and are an effective compensation element only if the stock price grows over the term of the award.
          We also use both pro-rata vesting and end-of-period vesting, also known as cliff vesting, of equity compensation for purposes of rewarding annual performance and maintaining effective retention measures that will help us achieve our long-term compensation objectives. Pro-rata vesting is equal vesting over a multi-year period and gives named executive officers continuous pay for performance. Cliff vesting is full vesting after a specified period of service and is designed to promote longer term retention of our named executive officers.
          The Committee believes that the combination of RSUs and stock options, together with their multi-year and cliff vesting requirements, not only encourages retention of our named executive officers, but also instills in them a longer-term perspective.
          Annual Equity Incentive Awards. For 2008, the Committee established target and maximum annual equity awards for Mr. Commisso of 185% and 270%, respectively (expressed as a percentage of 2008 base salary). Based on its determination that the CEO’s 2008 performance met the maximum incentive level, and using the fair value of the equity awards at the time of such evaluation, the Committee in 2009 approved an equity award for Mr. Commisso equal to 265% of his 2008 base salary
          For 2008, the Committee established annual target and maximum equity awards for our other named executive officers, as follows (expressed as a percentage of 2008 base salary): Messrs. Stephan and Pascarelli, 90% and 135%; and Ms. Commisso Weinand and Mr. Young, 70% and 105%, respectively. Based on its determination that the other named executive officers’ 2008 performance met the maximum incentive level, and using the fair value of the equity awards at the time of such evaluation, the Committee in 2009 approved equity awards for these executives, as follows: Messrs. Stephan, and Pascarelli, each at 133% of their respective 2008 base salaries; and Ms. Commisso Weinand and Mr. Young, each at 102% of their respective 2008 base salaries.
          The equity awards noted above for each of the named executive officers fell slightly short of the applicable maximum equity awards because of the change in fair value from the date the recommendation was made to the Committee and the actual grant date. Also, the Committee approved equity grants reflecting an approximate equal split between stock options and RSUs based on fair value on the grant date, which is generally consistent with past years.
          The following table details the grant date fair value of the stock option and RSU awards granted to our named executive officers as annual equity incentive in February 2009 for the 2008 fiscal year, and those granted in March 2008 for the 2007 fiscal year:

	Annual Equity-Based Incentive Compensation
Name of Executive	For Fiscal 2008(1)	For Fiscal 2007(2)
Rocco B. Commisso	$2,253,129	$1,237,697
Mark E. Stephan	466,938	238,570
John G. Pascarelli	447,188	229,816
Italia Commisso Weinand	259,404	137,895
Joseph E. Young	259,404	137,895

(1)	Represents grant date fair value of stock option and RSU awards granted in February 2009, as follows: Mr. Commisso received 510,000 stock options and 290,000 RSUs; Mr. Stephan received 102,000 stock options and 60,000 RSUs; Mr. Pascarelli received 102,000 stock options and 55,000 RSUs; and Ms. Commisso Weinand and Mr. Young each received 59,000 stock options and 32,000 RSUs. RSUs were valued at the closing price of our Class A common stock on the grant date, and options were valued as of the date of grant using the Black Scholes method, based on the assumptions disclosed in Note 8 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2008.

(2)	Represents grant date fair value of stock option and RSU awards granted in March 2008, which are shown in the 2008 Grants of Plan-Based Awards table on page 21.
          The stock options become exercisable in three equal annual installments, in the case of Mr. Commisso, and in four equal annual installments, in the case of the other named executives, beginning one year after the grant date, and have a maximum ten-year term. Each RSU granted will vest and convert into one share of our Class A common stock in three equal annual installments, in the case of Mr. Commisso, and in four equal annual installments, in the case of the other named executives, beginning one year after the grant date. In recognition of Mr. Commisso’s dual roles of Chairman and CEO, the Committee has traditionally approved a vesting schedule that is one-year shorter than the vesting schedules of our other named executive officers.
          Long Term Equity Awards. Another key element of our compensation program is long-term equity awards that are provided on a selective basis as an incentive to attract and retain executives and conditioned upon the recipient’s continued employment with us throughout a multi-year period. In November 2008, based on the CEO’s recommendation, the Committee approved long-term equity awards for the named executive officers, other than the CEO, along with certain other senior managers. These November 2008 grants, which comprised options and RSUs, are shown in the 2008 Grants of Plan-Based Awards table on page 21 and are subject to four-year cliff vesting. The Committee last approved similar long-term equity awards for the named executive officers, other than the CEO, in February 2005, which awards were also subject to four-year cliff vesting. These 2005 equity awards vested in February 2009. The fair value of the November 2008 grants represented about 65% of the fair value of the February 2005 grants.
          Refer to the Option and RSU Awards sections under Potential Payments Upon Termination or Change of Control found below for vesting rights and forfeiture conditions with respect to the named executive officers’ stock options and RSUs.
          Securities Trading Policies. Our insider trading policy prohibits any executive officer, together with his or her family members, from engaging in any transaction involving our securities (including a stock plan transaction such as an option exercise, or a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from our Chief Financial Officer or General Counsel. This assures that the executives will not trade in our securities at a time when in possession of inside information. In addition, our insider trading policy prohibits any executive officer from engaging in short sales of our securities and in transactions in publicly traded options, such as puts, calls and other derivative securities.

          Policy on Recovery. The equity awards are subject to restrictive covenants in favor of our company. They provide for forfeiture of the award and any shares then in the possession of the executive or his or her heirs or members of his or her immediate family that were acquired on exercise of any similar award granted prior to the determination that the executive engaged in activities that may result in such forfeiture. The activities that could result in forfeiture include competing with our company, soliciting employees to leave the employ of our company, breach of confidentiality obligations, making negative or derogatory statements about our company or acts of personal dishonesty involving personal profit. In addition, in the event of a restatement of our financial statements, we are subject to the forfeiture requirements of Section 304 of the Sarbanes-Oxley Act.
     Retirement and Other Benefits
          We have no retirement benefit program for the named executive officers except for our 401(k) program that is available to all of our employees. Our executives also may participate in health and welfare programs generally available to all of our employees, including medical and dental coverage, flexible spending accounts and other benefit programs generally applicable to salaried and hourly employees.
     Perquisites and Other Personal Benefits
          We provide named executive officers with limited perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
          Mr. Commisso is entitled to an amount of up to $100,000 to cover his choice of perquisites and fringe benefits, which can include (i) automobile reimbursement, (ii) country club or other membership reimbursement, (iii) personal estate, tax or financial planning reimbursement, (iv) company aircraft reimbursement, and (v) any tax liability reimbursement that results from the use of the foregoing allowances. The other named executive officers are provided the use of company automobiles, or are otherwise given equal value. These amounts are included in the Summary Compensation Table on page 20.
     Tax Deductibility of Compensation
          Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million for the taxable year. Certain types of compensation in excess of $1 million are deductible only if they meet certain requirements. While the Committee will continue to give due consideration to the deductibility of compensation payments on future compensation arrangements with the company’s executive officers, the Committee will make its compensation decisions based upon an overall determination of what it believes to be in the best interests of the company and its stockholders, and deductibility will be only one among a number of factors used by the Committee in making its compensation decisions. Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). A portion of Mr. Commisso’s compensation will be non-deductible under Section 162(m).
Report of the Compensation Committee
          We, the members of the Compensation Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis section. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee
Natale S. Ricciardi (Chairman)
Thomas V. Reifenheiser

Summary Compensation Table(1)

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total
Rocco B. Commisso	2008	$850,000	$588,215	$669,294	$1,275,000	$95,500	$3,478,009
Chairman and	2007	$850,000	$376,638	$689,350	$510,000	$80,041	$2,506,029
Chief Executive Officer	2006	$850,000	$110,211	$1,045,159	$892,500	$74,866	$2,972,736
Mark E. Stephan	2008	$350,000	$258,295	$109,693	$165,000	$22,750	$905,738
Executive Vice President and	2007	$330,000	$220,396	$109,056	$79,000	$17,500	$755,952
Chief Financial Officer	2006	$295,000	$190,339	$104,725	$120,000	$17,500	$727,564
John G. Pascarelli	2008	$335,000	$257,386	$108,780	$165,000	$14,616	$880,782
Executive Vice President,	2007	$320,000	$220,396	$109,056	$77,000	$11,750	$738,202
Operations	2006	$285,000	$190,339	$103,342	$110,000	$11,750	$700,431
Italia Commisso Weinand	2008	$255,000	$192,787	$74,132	$125,000	$16,932	$663,851
Senior Vice President,	2007	$245,000	$168,684	$78,150	$59,000	$15,171	$566,005
Programming and Human	2006	$230,000	$146,142	$76,760	$80,000	$13,929	$546,831
Resources
Joseph E. Young	2008	$255,000	$192,787	$74,132	$125,000	$12,024	$658,943
Senior Vice President,	2007	$245,000	$168,684	$78,150	$59,000	$9,000	$559,834
General Counsel and Secretary	2006	$230,000	$146,142	$127,367	$80,000	$8,750	$592,259

(1)	No bonus awards were made except for performance-based bonus awards under Non-Equity Incentive Plan Compensation. We have no pension or deferred compensation plans other than our 401(k) plan.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year for the fair value of restricted stock units (“RSUs”) granted in 2008 as well as prior fiscal years, in accordance with SFAS 123R and do not correspond to the actual value that will be recognized by the named executive officers. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The fair value of the RSUs was calculated using the closing price of our Class A common stock on the date of grant. For additional information, refer to note 8 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. See the 2008 Grants of Plan-Based Awards table below for information on stock awards.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year for the fair value of stock options granted in 2008 as well as prior fiscal years, in accordance with SFAS 123R and do not correspond to the actual value that will be recognized by the named executive officers. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants, refer to note 8 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2008, refer to the note on Stockholders’ Equity of our consolidated financial statements in the Form 10-K for the respective fiscal year. See the 2008 Grants of Plan-Based Awards table below for information on options granted.

(4)	Amounts in this column represent annual performance-based bonuses earned in the year stated by the named executive officers under our annual incentive plan and paid in the first quarter of the following year.

(5)	This column includes: (a) payments for company-leased automobiles or allowance for personal car use for the named executive officers other than the CEO (Mr. Stephan, $15,000; Mr. Pascarelli, $14,616; Ms. Commisso Weinand, $14,401; and Mr. Young, $12,024); (b) company matching contributions to the 401(k) plan (Mr. Stephan, $7,750 and Ms. Commisso Weinand, $2,531); and (c) perquisites and other payments for Mr. Commisso, comprising transportation related reimbursement ($45,651); personal tax preparation reimbursement ($12,300); country club fees and dues reimbursement ($6,645); and a reimbursement covering the tax liability for such perquisites ($30,904).

2008 Grants of Plan-Based Awards
          The table below provides information about equity and non-equity awards granted to our named executive officers in 2008.

						All Other	All Other
						Stock	Option		Grant Date
						Awards:	Awards:	Exercise	Fair
			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity Incentive Plan			Shares of	Securities	Price of	Stock and
			Awards(1)			Stock or	Underlying	Option	Option
Name of Executive	Award Type	Grant Date	Threshold	Target	Maximum	Units(2)	Options(3)	Awards(4)	Awards(5)
Rocco B. Commisso		—	$—	$637,500	$1,275,000	—	—	$—	$—
	RSUs	3/19/08	—	—	—	129,000	—	4.31	555,990
	Stock Options	3/19/08	—	—	—	—	324,000	4.31	681,707
Mark E. Stephan		—	$—	$105,000	$157,500	—	—	$—	$—
	RSUs	3/2/08	—	—	—	25,000	—	4.37	109,250
	Stock Options	3/2/08	—	—	—	—	59,000	4.37	129,320
	RSUs	11/12/08	—	—	—	80,000	—	3.88	310,400
	Stock Options	11/12/08	—	—	—	—	80,000	3.88	155,307
John G. Pascarelli		—	$—	$100,500	$150,750	—	—	$—	$—
	RSUs	3/2/08	—	—	—	24,000	—	4.37	104,880
	Stock Options	3/2/08	—	—	—	—	57,000	4.37	124,936
	RSUs	11/12/08	—	—	—	80,000	—	3.88	310,400
	Stock Options	11/12/08	—	—	—	—	80,000	3.88	155,307
Italia Commisso		—	$—	$76,500	$114,750	—	—	$—	$—
Weinand	RSUs	3/2/08	—	—	—	14,000	—	4.37	61,180
	Stock Options	3/2/08	—	—	—	—	35,000	4.37	76,715
	RSUs	11/12/08	—	—	—	60,000	—	3.88	232,800
	Stock Options	11/12/08	—	—	—	—	60,000	3.88	116,480
Joseph E. Young		—	$—	$76,500	$114,750	—	—	$—	$—
	RSUs	3/2/08	—	—	—	14,000	—	4.37	61,180
	Stock Options	3/2/08	—	—	—	—	35,000	4.37	76,715
	RSUs	11/12/08	—	—	—	60,000	—	3.88	232,800
	Stock Options	11/12/08	—	—	—	—	60,000	3.88	116,480

(1)	Represents estimated annual performance-based bonus awards for the named executive officers under our 2008 cash bonus plan. The actual amounts earned with respect to these bonuses for 2008 are included in the Summary Compensation Table for 2008 under the “Non-Equity Incentive Plan Compensation” column. Bonus amounts in 2008 were determined based on the achievement of specified financial and operational objectives as described in the CD&A. There is no specific threshold payout amounts specified in our non-equity incentive plan because each performance variable that factors into our compensation plan could generate a cash bonus.

(2)	Represents a RSU that upon vesting converts into one share of our Class A common stock. Such grants to our named executive officers were made under our 2003 Incentive Plan. For Mr. Commisso, the RSUs subject to each award will vest in three equal installments, beginning on March 19, 2009. For the other named executives, the RSUs subject to (i) the March 2, 2008 award will vest equally over a four year period, beginning on March 2, 2009, and (ii) the November 12, 2008 award will vest on November 12, 2012.

(3)	Represents shares of our Class A common stock underlying stock option awards granted to our named executive officers under our 2003 Incentive Plan. For Mr. Commisso, the options subject to each award will vest in three equal installments, beginning on March 19, 2008. For the other named executives, the options subject to (i) the March 2, 2008 award will vest equally over a four year period, beginning on March 2, 2009, and (ii) the November 12, 2008 award will vest on November 12, 2012.

(4)	This column shows the exercise price for the stock options granted, and the grant date per unit value of RSUs, which was the closing price of our Class A common stock on the grant date.

(5)	This column shows the full grant date fair value of RSUs and stock options under SFAS 123R granted to the named executive officers in 2008. For RSUs, fair value is calculated using the closing price of our Class A common stock on the grant date of $4.31 for Mr. Commisso and $4.37 for the other named executive officers’ grant on March 2, 2008 and $3.88 for the grant on November 12, 2008. For stock options, fair value is calculated using the Black-Scholes value on the grant date of $2.10 for Mr. Commisso and $2.19 for the other named executive officers’ grant on March 2, 2008 and $1.94 for the grant on November 12, 2008. The fair value shown for stock awards and option awards are determined in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to note 8 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC.

Outstanding Equity Awards at 2008 Fiscal Year-End
          The following table provides information on the holdings of option and stock awards by the named executive officers as of December 31, 2008. This table includes unexercised and unvested option awards and unvested RSUs. The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of the stock awards is based on the $4.30 closing share price of our Class A common stock as of December 31, 2008.

	Option Awards					Stock Awards
	Number of	Number of				Number of		Market
	Securities	Securities				Shares or		Value of
	Underlying	Underlying				Units of		Share or Units
	Unexercised	Unexercised		Option	Option	Stock That		of Stock That
	Options	Options		Exercise	Expiration	Have Not		Have Not
Name of Executive	Exercisable(1)	Unexcercisable(1)		Price	Date	Vested(1)		Vested
Rocco B. Commisso	—	324,000	(4)	$4.31	3/18/18	129,000	(18)	$554,700
	88,000	176,000	(5)	8.02	3/21/17	74,000	(19)	318,200
	96,667	48,333	(6)	5.83	3/30/12	25,000	(20)	107,500
	300,000	—		6.29	3/9/11	—		—
	450,000 (2)	—		8.80	12/30/13	—		—
	987,041 (3)	—		19.00	2/3/10	—		—
Mark E. Stephan	—	80,000	(7)	$3.88	11/11/18	80,000	(21)	$344,000
	—	59,000	(8)	4.37	3/1/18	25,000	(22)	107,500
	10,000	30,000	(10)	8.00	2/22/17	12,000	(24)	51,600
	15,000	15,000	(11)	5.66	3/1/12	6,000	(25)	25,800
	22,500	7,500	(12)	5.42	2/24/11	130,000	(26)	559,000
	20,000	—		8.02	2/25/14	—		—
	40,000	—		7.58	11/28/13	—		—
	20,000	—		17.75	2/26/11	—		—
	4,986	—		19.00	2/3/10	—		—
John G. Pascarelli	—	80,000	(7)	$3.88	11/11/18	80,000	(21)	$344,000
	—	57,000	(9)	4.37	3/1/18	24,000	(23)	103,200
	10,000	30,000	(10)	8.00	2/22/17	12,000	(24)	51,600
	15,000	15,000	(11)	5.66	3/1/12	6,000	(25)	25,800
	22,500	7,500	(12)	5.42	2/24/11	130,000	(26)	559,000
	20,000	—		8.02	2/25/14	—		—
	40,000	—		7.58	11/28/13	—		—
	15,000	—		17.75	2/26/11	—		—
	39,595	—		19.00	2/3/10	—		—
Italia Commisso	—	60,000	(13)	$3.88	11/11/18	60,000	(27)	$258,000
Weinand	—	35,000	(14)	4.37	3/1/18	14,000	(28)	60,200
	7,000	21,000	(15)	8.00	2/22/17	9,000	(29)	38,700
	10,000	10,000	(16)	5.66	3/1/12	4,500	(30)	19,350
	16,500	5,500	(17)	5.42	2/24/11	100,000	(31)	430,000
	15,000	—		8.02	2/25/14	—		—
	30,000	—		7.58	11/28/13	—		—
	15,000	—		17.75	2/26/11	—		—
	20,390	—		19.00	2/3/10	—		—
Joseph E. Young	—	60,000	(13)	$3.88	11/11/18	60,000	(27)	$258,000
	—	35,000	(14)	4.37	3/1/18	14,000	(28)	60,200
	7,000	21,000	(15)	8.00	2/22/17	9,000	(29)	38,700
	10,000	10,000	(16)	5.66	3/1/12	4,500	(30)	19,350
	16,500	5,500	(17)	5.42	2/24/11	100,000	(31)	430,000
	15,000	—		8.02	2/25/14	—		—
	30,000	—		7.58	11/28/13	—		—
	40,000	—		15.20	11/26/11	—		—

(1)	Represents underlying shares of Class A common stock unless otherwise indicated.

(2)	Represents underlying shares of Class B common stock, which were granted to Mr. Commisso pursuant to his employment agreement. Shares of Class B common stock are convertible on a one-for-one basis for shares of Class A common stock without payment of any conversion price.

(3)	Represents 38,149 shares of Class A common stock and 948,892 shares of Class B common stock; the shares of Class B common stock were granted to Mr. Commisso as part of our initial public offering in 2000.

(4)	108,000 shares underlying the option vest on each of March 19, 2009, 2010 and 2011.

(5)	88,000 shares underlying the option vest on each of March 22, 2009 and 2010.

(6)	48,333 shares underlying the option vest on March 30, 2009.

(7)	80,000 shares underlying the option vest on November 12, 2012.

(8)	14,750 shares underlying the option vest on each of March 2, 2009, 2010, 2011 and 2012.

(9)	14,250 shares underlying the option vest on each of March 2, 2009, 2010, 2011 and 2012.

(10)	10,000 shares underlying the option vest on each of February 23, 2009, 2010 and 2011.

(11)	7,500 shares underlying the option vest on each of March 1, 2009 and 2010.

(12)	7,500 shares underlying the option vest on February 24, 2009.

(13)	60,000 shares underlying the option vest on November 12, 2012.

(14)	8,750 shares underlying the option vest on each of March 2, 2009, 2010, 2011 and 2012.

(15)	7,000 shares underlying the option vest on each of February 23, 2009, 2010 and 2011.

(16)	5,000 shares underlying the option vest on each of March 1, 2009 and 2010.

(17)	5,500 shares underlying the option vest on February 24, 2009.

(18)	43,000 of the shares subject to the RSU award vest on each of March 19, 2009, 2010 and 2011.

(19)	37,000 of the shares subject to the RSU award vest on each of March 23, 2009 and 2010.

(20)	25,000 of the shares subject to the RSU award vest on March 30, 2009.

(21)	80,000 of the shares subject to the RSU award vest on November 12, 2012.

(22)	6,250 of the shares subject to the RSU award vest on each of March 2, 2009, 2010, 2011 and 2012.

(23)	6,000 of the shares subject to the RSU award vest on each of March 2, 2009, 2010, 2011 and 2012.

(24)	4,000 of the shares subject to the RSU award vest on each of February 23, 2009, 2010 and 2011.

(25)	3,000 of the shares subject to the RSU award vest on each of March 1, 2009 and 2010.

(26)	130,000 of the shares subject to the RSU award vest on February 24, 2009.

(27)	60,000 of the shares subject to the RSU award vest on November 12, 2012.

(28)	3,500 of the shares subject to the RSU award vest on each of March 2, 2009, 2010, 2011 and 2012.

(29)	3,000 of the shares subject to the RSU award vest on each of February 23, 2009, 2010 and 2011.

(30)	2,250 of the shares subject to the RSU award vest on each of March 1, 2009 and 2010.

(31)	100,000 of the shares subject to the RSU award vest on February 24, 2009.
Option Exercises and Stock Vested in 2008
          The following table provides information for the named executive officers on the number of shares acquired upon the vesting of stock awards in the form of RSUs in 2008 and the value realized at such time before payment of any applicable withholding tax. No options were exercised by the named executive officers in 2008.

	Stock Awards
	Number of Shares	Value Realized on
Name of Executive	Acquired on Vesting	Vesting (1)
Rocco B. Commisso	62,000	$269,920
Mark E. Stephan	7,000	$30,630
John G. Pascarelli	7,000	$30,630
Italia Commisso Weinand	5,250	$22,973
Joseph E. Young	5,250	$22,973

(1)	These amounts do not necessarily correspond to the actual value that will be recognized by the named executive officers.

Agreements with Our Named Executive Officers
          The following is a description of selected terms of the agreements that we have entered into with our named executive officers, as such terms relate to the compensation reported and described in this proxy statement.
Employment Agreement with Mr. Commisso
          As of December 28, 2003, we entered into an employment arrangement with Rocco B. Commisso, which provided for an annual base salary of $800,000. In 2006, the Committee approved an increase to his salary to $850,000, effective January 1, 2006, which remains in effect. Mr. Commisso is entitled to (i) participate in all compensation plans, insurance programs, and other benefit plans, which we generally make available to our employees, and (ii) an annual amount of up to $100,000 to cover reimbursement for, and reimbursements of, perquisites and fringe benefits of his choice plus tax gross-ups on these amounts. In addition, in the event of his permanent disability or death, Mr. Commisso or his estate will receive a payment of $4,000,000; in the event of his permanent disability, such payment would be payable over two years in equal monthly installments, reduced by any payments made to him under our disability plans or programs.
Employment Agreements with Other Named Executive Officers
          Mark E. Stephan, John G. Pascarelli, Italia Commisso Weinand, and Joseph E. Young have entered into employment arrangements setting forth the terms of their at-will employment with us. Each of the employment arrangements provides that if we terminate the employee’s employment without cause, the employee is entitled to a severance payment equal to six months of base salary and precludes the employee from competing with us for a period of three years following termination.
Potential Payments Upon Termination or Change in Control
          This section describes the payments and benefits that our named executive officers would have been entitled to had their employment been terminated under the circumstances described below on December 31, 2008.
          Cash Payments. Our annual cash bonus policy provides that employees, including our named executive officers, will receive their annual bonuses if they are employed with us on the date the bonus is paid. Because this section assumes that the termination of employment of our named executive officers occurred on December 31, 2008, the description of potential payments due upon a termination does not include those bonus amounts in respect of 2008.
          In the event of his permanent disability or death, Mr. Commisso or his estate will receive a payment of $4,000,000, subject to the terms and conditions noted above in his employment agreement.
          In the event a named executive officer other than Mr. Commisso is terminated without cause, he or she is entitled to a lump sum severance payment equal to six months of base salary, as follows: Mr. Stephan, $175,000; Mr. Pascarelli, $167,500; and Ms. Commisso Weinand and Mr. Young, each $127,500.
          Option and RSU Awards. Options and RSUs become fully vested in the event the named executive officer terminates employment on account of death or disability, or in the event that, within one year following a change in control, the named executive officer other than Mr. Commisso terminates employment at a time when Mr. Commisso is not our CEO and the termination is initiated by the executive for good reason (as described below) or is initiated by us for reasons other than for cause. Options and RSUs for Mr. Commisso become fully vested in the event that, within one year following a change in control, he terminates his employment for good reason or if his termination of employment is initiated by us for reasons other than for cause. The vesting of options and RSUs is partially accelerated in the event the named executive officer is terminated by us other than for cause or terminates voluntarily for good reason prior to a change in control. The number of options and RSUs affected by such accelerated vesting is the number that would vest on the next regularly scheduled vesting date, pro rated for the portion of the period since the most recent prior regularly scheduled vesting date that elapsed prior to the termination.

          Under the option and RSU agreements, “good reason” includes a reduction in salary, adverse change in responsibilities or authority, required relocation of more than 25 miles or discontinuance or other change in a bonus, incentive or benefit plan that does or could adversely affect the executive.
          The table below shows the intrinsic value as of December 31, 2008, of equity awards for which vesting would have been accelerated as result of termination or change of control. Intrinsic value was based on the closing market price of our Class A common stock, minus, in the case of stock options, the exercise price. On December 31, 2008, the closing market share price of our Class A common stock was $4.30.

	Upon Death/Disability/Change in Control
	Termination(1)		Without Cause or for Good Reason
Name of Executive	Stock Options	RSUs	Stock Options	RSUs
Rocco B. Commisso	$—	$980,400	$—	$351,269
Mark E. Stephan	33,600	1,087,900	1,128	535,709
John G. Pascarelli	33,600	1,083,600	1,128	535,709
Italia Commisso Weinand	25,200	806,250	846	406,689
Joseph E. Young	25,200	806,250	846	406,689

(1)	Please see the above description of Option and RSU Awards for the conditions for accelerated vesting in a change of control termination.
          Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the company’s stock price.
Director Compensation
          Each non-employee director receives a $30,000 annual retainer, and the Chairs of the Audit and Compensation Committees receive additional annual retainers of $15,000 and $10,000, respectively. Each non-employee director who served on the Special Committee to review and approve the Exchange Agreement transaction (see Related Person Transactions on page 32) received a pro rated fee of $30,000 per month. This fee is in addition to the annual retainer fees and committee chairman fees. Messrs. William S. Morris III and Craig S. Mitchell, our former directors, were each paid $30,000 annual retainers for their services in 2008. They resigned in February 2009 in connection with the completion of the Exchange Agreement.
          We also pay our non-employee directors compensation in RSUs and stock options, and over the past several years, they each have been given annual equity awards with a fair value at the time of the grant between $50,000 to $80,000. The RSUs and stock options the non-employee directors receive vest equally over a two-year period. The per share exercise price of the stock options was equal to the fair market value of the common stock at the date of grant, which is the closing price of a share of our Class A common stock on the date of grant.
          Scott W. Seaton became a member of our Board of Directors on April 22, 2009 and received on such date an option to purchase 20,000 shares of Class A common stock which had a fair value on the date of grant of $51,943.
          Non-employee directors are reimbursed for travel expenses for meetings attended. Directors who are our employees do not receive any fees for their services as directors.
          The following table sets forth specified information regarding the compensation for 2008 of our non-employee directors:

	Fees Earned or
Name of Director	Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Total
Craig S. Mitchell	$30,000	$37,347	$33,443	$100,790
William S. Morris III	30,000	37,347	33,443	100,790
Thomas V. Reifenheiser	105,000	37,347	33,443	175,790
Natale S. Ricciardi	100,000	37,347	33,443	170,790
Robert L. Winikoff	90,000	37,347	33,443	160,790

(1)	This column represents all cash retainers earned by our non-employee directors with respect to their service in 2008.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of RSUs granted in 2008 as well as prior fiscal years in accordance with SFAS 123R and do not correspond to the actual value that will be recognized by the non-employee directors. Fair values were calculated using the Class A common stock closing price on the date of grant and multiplying it by the number of shares subject to the grant.

For services rendered in 2008, on March 13, 2009, each of the non-employee directors, except for Messrs. Craig S. Mitchell and William S. Morris III, received 7,500 RSUs that have a grant date fair value of $31,950 and vest equally over a two-year period commencing on March 13, 2010. As of December 31, 2008, each of our non-employee directors had 10,000 RSUs with respect to shares of Class A common stock, excluding those RSUs granted on March 13, 2009.

(3)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options granted in 2008 as well as prior fiscal years based on the Black Scholes valuation model, in accordance with SFAS 123R. For additional information on the valuation assumptions with respect to the 2008 grants, refer to note 8 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2008, refer to the note on Stockholders’ Equity of our consolidated financial statements in the Form 10-K for the respective fiscal year. Amounts in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the non-employee directors.

(4)	For services rendered in 2008, on March 13, 2009, each of the non-employee directors, except for Messrs. Craig S. Mitchell and William S. Morris III, received an option grant representing 15,000 shares of Class A common stock that had a grant date fair value of $33,627 and vest equally over a two-year period commencing on March 13, 2010. As of December 31, 2008, Mr. Winikoff had outstanding option awards for 93,000 shares and Messrs. Ricciardi and Reifenheiser each had outstanding option awards for 83,000 shares, excluding those options granted on March 13, 2009. All of these option awards are for Class A common stock.
Equity Compensation Plan Information
          The following table provides information as of December 31, 2008 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity plans.

	Number of Shares of		Number of Shares of Common
	Common Stock To		Stock Remaining Available for
	Be Issued upon	Weighted-Average	Future Issuance under Equity
	Exercise of	Exercise Price of	Compensation Plans (Excluding
	Outstanding Options,	Outstanding Options,	Common Stock Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in First Numerical Column)
Equity compensation plans approved by security holders:

2001 Employee Stock Purchase Plan	—	n/a	687,929

2003 Incentive Plan	9,801,143 (1)	$10.70 (3)	10,479,132

Non-Employee Directors Equity Incentive Plan	325,000 (2)	$6.32 (3)	112,500

Equity compensation plans not approved by security holders	—	—	—

Total:	10,126,143		11,279,561

(1)	Represents (i) options to purchase 5,451,001 shares of Class A common stock, (ii) options to purchase 1,398,892 shares of Class B common stock, and (iii) 2,951,250 unvested restricted stock units of Class A common stock.

(2)	Represents (i) options to purchase 275,000 shares of Class A common stock and (ii) 50,000 unvested restricted stock units of Class A common stock.

(3)	Weighted-Average Exercise Price calculation does not include restricted stock units since they do not have an exercise price.

Non-Employee Directors Equity Incentive Plan
          Introduction: The Mediacom Communications Corporation Non-Employee Directors Equity Incentive Plan (the “Plan”) was adopted by our board of directors in March 2004 and approved by our stockholders on June 17, 2004. A total of 500,000 shares of our Class A common stock have been reserved for issuance under the Plan. If our stockholders approve the amendment to the Plan (Proposal 2) at the Annual Meeting, there would be 1,250,000 shares of our Class A common stock reserved for issuance under the Plan
          The Plan authorizes the award of stock options, restricted shares, deferred stock and dividend equivalent rights to non-employee directors of our company. In addition, the Plan permits each non-employee director to receive all or any portion of his or her directors fees in our common stock.
          The material features of the Plan are summarized below and such summary is qualified in its entirety by reference to the complete text of the Plan.
          Purpose: The Plan is intended to attract and retain highly qualified persons to serve as non-employee directors of our company and to promote ownership by such non-employee directors of a greater proprietary interest in our company, thereby aligning such non-employee directors’ interests more closely with the interests of our stockholders.
          Administration: The Plan is administered by our board of directors. Subject to the terms of the Plan, our board has full power and discretion to determine when, to whom awards and in what type and amounts awards will be granted; to determine the terms and conditions of awards; to amend or change the terms of any award agreement, including but not limited to the term, the vesting schedule and/or the exercise price; to cancel, with the grantee’s consent, outstanding awards and to grant new awards in substitution therefor; to determine and change the conditions, restrictions and limitations relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards in recognition of unusual or nonrecurring events including, but not limited to, changing the exercise price of any award; to construe and interpret the Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the Plan; to make all determinations deemed necessary or advisable for administration of the Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the Plan. Our board may appoint such agents as it deems advisable to administer the Plan.
          Eligibility: Only non-employee directors are eligible to receive awards under the Plan.
          Offering of Common Stock: Class A common stock will be available under the terms of the Plan for issuance in settlement of awards. The term “shares” or “stock” in this summary refers to our Class A common stock.
          The stock delivered to settle awards made under the Plan may be authorized and unissued shares or treasury shares, including shares repurchased by us for purposes of the Plan. If any award, or shares subject to any award, granted under the Plan are forfeited or otherwise terminated without delivery of shares, the shares subject to such awards will again be available for issuance under the Plan. In addition, if any shares are withheld as payment for shares issued upon exercise of an award, the shares withheld will again be available for grant under the Plan. If any shares previously owned by the grantee are surrendered as payment for shares issued upon exercise of an award, the surrendered shares will be added back to the total number of shares available for issuance under the Plan.
          If a dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination, or similar transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of grantees, our board will make such equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with awards (whether or not then outstanding) and the exercise price relating to an award.

          Summary of Awards under the Plan: The Plan permits the granting of any or all of the following types of awards to all grantees:
•	stock options;

•	restricted shares;

•	deferred stock; and

•	dividend equivalents.
          Generally, awards under the Plan may be granted for no consideration other than prior and future services. Awards granted under the Plan may, in the discretion of our board, be granted alone or in addition to, in tandem with or in substitution for, any other award under the Plan or other plan of our company. The material terms of each award will be set forth in a written award agreement between the grantee and us.
          Stock Options: Our board is authorized to grant non-qualified stock options. A stock option allows a grantee to purchase a specified number of shares at a predetermined price during a fixed period measured from the date of grant. The purchase price per share of stock subject to a stock option is the fair market value per share on the date of grant as set forth in the award agreement.
          Our board may adopt procedures allowing each non-employee director to make an election (an “option election”) to receive all or part of his or her directors fees in the form of stock options. The number of shares subject to an option granted pursuant to an option election will equal the amount of directors fees that the non-employee director elects to receive in the form of options divided by the per share value of the option on the date of grant as determined by our board using a modified Black-Scholes option pricing model or similar option pricing model, and applied on the basis of such risk-free interest rate, expected option life, volatility, average stock price, and other applicable parameters or formulas, as our board in its sole discretion approves.
          The term of each option will be ten years or such shorter period as determined by our board and set forth in the award agreement. Options granted pursuant to a non-employee director’s option election will be fully vested and exercisable at any time during the term of the option and, except as otherwise provided in the award agreement, all other options will vest and become exercisable on the third anniversary of the date of grant. Options may be exercised by payment of the purchase price in cash, stock, or through the sale of the shares acquired on exercise of the option through a broker-dealer to whom the grantee submitted an irrevocable notice of exercise and irrevocable instructions to deliver the sales proceeds promptly to our company.
          Except as otherwise provided in an award agreement, if a grantee of an option terminates service as a non-employee director of our company (1) for any reason other than death or disability, the option to the extent vested at termination will remain exercisable for a period of ninety days or (2) by reason of death or disability, the option will immediately vest and remain exercisable for a one-year period. However, in no case will options be exercisable for a period of more than ten years from the date of grant.
          Restricted Shares: Our board may award restricted shares consisting of shares which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by our board lapse. Except as otherwise provided in the award agreement, a grantee receiving restricted shares will have all of the rights of a stockholder of our company, including the right to vote the shares and the right to receive any dividends.
          Our board shall determine the amount, if any, that a grantee must pay for restricted shares. If restricted shares are forfeited, and if the grantee was required to pay for such shares or acquired such restricted shares upon the exercise of a stock option, the grantee shall be deemed to have resold such restricted shares to our company at a price equal to the lesser of (1) the amount paid by the grantee for such restricted shares, or (2) the fair market value per share on the date of such forfeiture.
          Except as otherwise provided in an award agreement, the restrictions on restricted shares will lapse on the third anniversary of the date of grant. Unless otherwise provided in the award agreement, upon termination of service as a non-employee director of our company by reason of death or disability during the restriction period, restricted shares will immediately vest. Upon termination of service for any other reason during the restriction period, restricted shares will be forfeited subject to such exceptions, if any, as are provided in the award agreement.

          Deferred Stock: Our board may also make deferred stock awards. Deferred stock consists of a right to receive shares at the end of a specified deferral period.
          Our board may adopt procedures allowing each non-employee director to make an election (a “deferral election”) to receive an award of deferred stock in lieu of (1) all or part of his or her directors fees, and (2) dividend equivalents on deferred stock granted pursuant to a deferral election. A non-employee director may also elect to receive unrestricted shares of common stock in lieu of all or any portion of his or her directors fees.
          Awards of deferred stock are subject to such limitations as our board may impose in the award agreement. Deferred stock awards carry no voting or other rights associated with stock ownership unless and until the shares are actually delivered at the end of the deferral period. Dividend equivalents granted with respect to deferred stock will be deemed to be reinvested in additional shares of deferred stock unless our board determines to make payment in cash. If a grantee receives an award of deferred stock pursuant to a deferral election, the grantee may elect whether dividend equivalents received with respect to such deferred stock will be paid to the grantee immediately in cash or deemed to be reinvested in additional shares of deferred stock.
          Unless otherwise provided in the award agreement, upon termination of service as a non-employee director of our company by reason of death or disability during the deferral period, deferred stock will become immediately vested and will be promptly settled with delivery of unrestricted shares. Upon termination of service for any other reason during deferral period (except as otherwise provided in the award agreement), deferred stock to the extent not vested will be forfeited and vested deferred stock will be promptly settled with delivery of unrestricted shares. Deferred stock acquired pursuant to a deferral election will be fully vested at all times. All other grants of deferred stock will vest and become nonforfeitable on the third anniversary of the date of grant (or such earlier or later date as set forth in the award agreement).
          Transfer Limitations on Awards: Awards granted under the Plan generally may not be pledged or otherwise encumbered and generally are not transferable except by will or by the laws of descent and distribution. Each award will be exercisable during the grantee’s lifetime only by the grantee or, if permitted under applicable law, by the grantee’s guardian or legal representative. However, transfers of awards for estate planning purposes may be permitted in the discretion of our board.
          Amendment and Termination of the Plan
          The Plan may be amended, altered, suspended, discontinued or terminated by our board without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted, although our board may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.
          In addition, subject to the terms of the Plan, no amendment or termination of the Plan may materially and adversely affect the right of a grantee under any award granted under the Plan prior to the amendment or termination.
          Unless terminated earlier by our board, the Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on March 10, 2014. The terms of the Plan shall continue to apply to any award made prior to the termination of the Plan until we have no further obligation with respect to any award granted under the Plan.
          Federal Income Tax Consequences
          We believe that under present law the following are the federal tax consequences generally arising with respect to awards granted under the Plan. This summary is for stockholder informative purposes and is not intended to provide tax advice to grantees.
          The grant of an option should not create any tax consequences for the grantee or us. Upon exercising an option, the grantee must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable stock acquired on the date of exercise. We will be entitled to a deduction for the taxable year in which the grantee recognizes ordinary income and for the amount recognized as ordinary income by the grantee. The treatment to a grantee of a disposition of shares acquired upon the exercise of an option will be a short-term or long-term capital gain or loss depending on how long the shares have been held. Generally, there will be no tax consequences to us in connection with a disposition of shares acquired under an option. Different tax rules apply with respect to grantees who are subject to Section 16 of the Securities Exchange Act of 1934 when they acquire stock in a transaction deemed to be a nonexempt purchase under that statute. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) imposes special tax rules on nonqualified deferred compensation that does not meet certain requirements. Stock options are generally exempt from the requirements of Section 409A if the exercise price is not less than the fair market value of the stock on the date of grant and certain other conditions apply. The stock options granted under the Plan are intended to be exempt from Section 409A and will be administered to preserve that exemption.
          With respect to deferred stock, a grantee must generally recognize ordinary income equal to the fair market value of shares on the date unrestricted shares are received (or constructively received) by the grantee in settlement of such deferred shares. We will be entitled to a deduction in the taxable year in which the grantee recognizes ordinary income for the same amount of ordinary income recognized by the grantee. Deferred stock is subject to Section 409A of the Code. To date the Board has not adopted any procedures for the issuance of deferred stock and has not issued any deferred stock under the Plan. In the event that any deferred stock is issued under the Plan in the future, such grants will be made in accordance with procedures intended to comply in both form and operation with the requirements of Section 409A of the Code in order to avoid acceleration of taxation and imposition of tax penalties on the grantee.
          With respect to restricted shares, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will be entitled to a deduction for the taxable year in which the grantee recognizes ordinary income in the amount of the ordinary income recognized by the grantee. In certain circumstances, a grantee may elect to be taxed at the time of receipt of restricted shares rather than upon the lapse of restrictions on transferability or the substantial risk of forfeiture. If the grantee makes this election, we will be entitled to a deduction for the taxable year in which the grantee recognizes ordinary income in the amount of the ordinary income recognized by the grantee.
          The foregoing provides only a general description of the application of federal income tax laws to certain types of awards under the Plan. The summary does not address the effects of foreign, state and local tax laws. Because of the variety of awards that may be made under the Plan and the complexities of the tax laws, grantees are encouraged to consult a tax advisor as to their individual circumstances.

Certain Relationships and Related Transactions
Policy and Procedures with Respect to Related Person Transactions
          Our Board of Directors has adopted a written policy with respect to related person transactions that is designed to monitor and ensure the proper review, approval, ratification and disclosure of related person transactions involving our company. Our Board of Directors determined that the Audit Committee is the appropriate committee to review, approve and ratify any transaction in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (ii) we are a participant; and (iii) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Our Audit Committee has determined that certain transactions shall be deemed pre-approved by the Committee even if the amount involved will exceed $120,000. Such transactions include: (i) employment of executive officers; (ii) director compensation; and (iii) certain transactions with other companies when the related person has only a specified limited relationship with such other company and the aggregate amount received by that company does not exceed the greater of $200,000 or 5% of that company’s total annual revenues.
Related Person Transactions
Share Exchange Agreement with an Affiliate of Morris Communications
          On September 7, 2008, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with Shivers Investments, LLC (“Shivers”) and Shivers Trading & Operating Company (“STOC”). Both STOC and Shivers are affiliates of Morris Communications Company, LLC (“Morris Communications”). STOC, Shivers and Morris Communications are controlled by William S. Morris III, who together with another Morris Communications representative, Craig S. Mitchell, held two seats on our Board of Directors. On such date, Morris Communications held 30% of our Class A common stock, representing 8.4% of the aggregate voting power of our Class A and Class B common stock.
          On February 13, 2009, we completed the Exchange Agreement pursuant to which we exchanged 100% of the shares of stock of a wholly-owned subsidiary, which held approximately $110 million of cash and non-strategic cable systems serving approximately 25,000 basic subscribers, for 28,309,674 shares of our Class A common stock held by Shivers Investments. As of December 31, 2008, after giving effect to the completion of this transaction, our total outstanding shares were approximately 66.5 million, representing 39.5 million shares of our Class A common stock and 27.0 million shares of our Class B common stock. Effective upon the closing of the transaction, Messrs. Morris and Mitchell resigned from our Board of Directors.
Other Transactions
          Robert L. Winikoff, a member of our Board of Directors, is a partner of the law firm of Sonnenschein Nath & Rosenthal LLP, which serves as our outside general counsel. During 2008, we paid legal fees to Sonnenschein Nath & Rosenthal LLP in the amount of approximately $500,000.
          From 2002 to 2009, Scott W. Seaton was a Managing Director in the Technology, Media and Telecommunications investment banking group of Bank of America. Prior to that time Mr. Seaton was a Managing Director in the investment banking department of Credit Suisse First Boston since 1996. Bank of America and Credit Suisse First Boston or their affiliates have in the past engaged in transactions with and performed services for our company and our affiliates in the ordinary course of business, including commercial banking, financial advisory and investment banking services.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
          Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own beneficially more than 10% of our common stock to file reports of ownership and changes in ownership of such common stock with the SEC, and to file copies of such reports with us. Based solely upon a review of the copies of such reports filed with us, we believe that during 2008 such reporting persons complied with the filing requirements of said Section 16(a).

Delivery of Documents to Stockholders Sharing an Address
          We have adopted a procedure approved by the SEC called “householding.” Under this procedure, if stockholders of record have the same address and last name, do not participate in electronic delivery of proxy materials and have requested householding in the past, they will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees. Each stockholder who participates in householding and who is not receiving proxy materials via the Internet will continue to receive a separate proxy card. If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call our Investor Relations Department at 845-695-2642 or write to Investor Relations Department, Mediacom Communications Corporation, 100 Crystal Run Road, Middletown, NY 10941. They may also send an email to our Investor Relations Department at mcinvrelations@mediacomcc.com. See also http://www.mediacomcc.com and follow the “About Us” link to the Investor Relations tab. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple annual reports and proxy statements by contacting Investor Relations.
Other Matters
          The Board of Directors knows of no other matters to be brought before the meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote each proxy in accordance with his judgment on such matters.
2010 Stockholder Proposals
          Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC. In order for stockholder proposals for the 2010 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement, our Secretary must receive them at our principal executive offices not later than January 7, 2010.

Please mark your votes as indicated in this example	☒

1.	Election of Directors

The nominees for the Board of Directors are:
	01 Rocco B. Commisso	FOR	WITHHELD
	02 Thomas V. Reifenheiser	All Nominees	From All Nominees	*EXCEPTIONS
03 Natale S. Ricciardi
	04 Scott W. Seaton	☐	☐	☐
05 Mark E. Stephan
06 Robert L. Winikoff
(To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN

2.	To amend our Non-Employee Directors Equity Incentive Plan to increase the number of shares of our Class A common stock reserved for issuance from 500,000 to 1,250,000.	☐	☐	☐

3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2009.	☐	☐	☐
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
	Yes, I plan to attend the 2009 Annual Stockholders Meeting	☐
PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

▲	FOLD AND DETACH HERE	▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the date of the annual meeting.

MEDIACOM COMMUNICATIONS CORPORATION
Important notice regarding the Internet availability of proxy materials for the 2009 Meeting of shareholders:
The Proxy Statement and the 2008 Annual Report to Stockholders are avalible at:
http://www.mediacomcable.com/pdf/2008ar.pdf

INTERNET
http://www.proxyvoting.com/mccc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

50317

MEDIACOM COMMUNICATIONS CORPORATION
2009 ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Rocco B. Commisso and Mark E. Stephan as proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to vote all shares of Class A common stock and Class B common stock of Mediacom Communications Corporation held of record by the undersigned at the 2009 Annual Meeting of Stockholders, to be held at Sonnenschein Nath & Rosenthal LLP, 1221 Avenue of the Americas, 25th Floor, New York, New York, at 2:00 p.m. local time, on June 16, 2009, or any adjournment or postponement thereof.
     When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted “FOR” each of the proposals set forth on the reverse side.
(Continued and to be Completed on Reverse Side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
50317
Please fax all revisions to:  732-802-0260 or email to proxycards@bnymellonproduction.com
PRINT AUTHORIZATION
To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:

(THIS BOXED AREA DOES NOT PRINT)	Registered Quantity 1000.00